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                                                                    EXHIBIT 12.1

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
              COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                               THREE MONTHS
                                                                  ENDED
                                                                MARCH 31,
                                                              --------------
                                                              1999     1998
                                                              -----    -----
Income (loss) from continuing operations....................    $22    $  61
Add:
     Interest...............................................     55       46
     Portion of rentals representative of interest factor...      7        5
     Preferred stock dividend requirements of majority-owned
      subsidiaries..........................................      6        7
     Income tax expense (benefit) and other taxes on
      income................................................     17       37
     Amortization of interest capitalized...................     --       --
     Undistributed (earnings) losses of affiliated companies
      in which less than a 50% voting interest is owned.....     --       --
                                                              -----    -----
          Earnings (loss) as defined........................  $ 107    $ 156
                                                              =====    =====
Interest....................................................  $  55    $  46
Interest capitalized........................................     --       --
Portion of rentals representative of interest factor........      7        5
Preferred stock dividend requirements of majority-owned
  subsidiaries on a pre-tax basis...........................     11       11
                                                              -----    -----
          Fixed charges as defined..........................  $  73    $  62
                                                              =====    =====
Ratio of earnings to fixed charges..........................   1.47     2.52
                                                              =====    =====
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